Exhibit 99.2

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

Frank S. Pellegrino
Sr. Vice President, Finance, Treasurer and Corporate Controller
847-214-4138

FOR IMMEDIATE RELEASE

THURSDAY, NOVEMBER 30, 2017

John B. Sanfilippo & Son, Inc. Strategically Expands Its Branded Product Portfolio with the Acquisition of Squirrel Brand, L.P.

Elgin, IL, November 30, 2017 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (hereinafter the “Company” or “JBSS”) today announced that it has purchased certain assets and assumed certain liabilities of Squirrel Brand, L.P. (“Squirrel Brand”) for $31.5 million, of which $20.0 million was paid in cash and $11.5 million was financed by the seller through a three year unsecured promissory note. The cash portion of the acquisition price was funded from availability in the JBSS bank credit facility, and is subject to a net working capital adjustment.

Squirrel Brand is one of the nation’s leading suppliers of indulgent and premium roasted nuts and snack mixes under its Squirrel Brand and Southern Style Nuts brands. These brands can be found in distribution channels such as coffee houses, on-line retailers, direct response television marketers, airlines and department stores in addition to grocery, warehouse clubs and mass merchandisers.

“The acquisition of the Squirrel Brand business provides us with an established customer base and branded product line that will help facilitate the execution of our Expanding Consumer Reach growth strategy, especially in our alternative distribution channels,” said Jeffrey T. Sanfilippo, Chairman and CEO of JBSS. “Squirrel Brand has been a customer in our Contract Packaging distribution channel for fourteen years, and we know well the Squirrel Brand team and their business.” For our fiscal year 2017, Squirrel Brand’s net sales were approximately $36.2 million, and our sales to Squirrel Brand were approximately $24.8 million. Consequently, we estimate the acquisition of the Squirrel Brand business would have added approximately $11.4 million to our net sales for our 2017 fiscal year1.

[1]	The Squirrel Brand net sales for our fiscal 2017 referenced herein is unaudited, subject to certain management adjustments and estimates, and has not been prepared in accordance with Generally Accepted Accounting Principles (GAAP).

Before considering expenses associated with this transaction, the acquisition of Squirrel Brand would have added approximately $4.1 million to income from operations for our fiscal year 20172,” Jeffrey Sanfilippo noted. “I am also pleased to announce that Brent Meyer, President of Squirrel Brand, has agreed to join us as a Senior Vice President. Over the years, Brent has continuously impressed us with his ability to build brands and his innovative approaches to marketing and distribution,” stated Jeffrey Sanfilippo.

“I am thrilled to become part of the JBSS team,” said Brent Meyer, President of Squirrel Brand, L.P. “I have enjoyed working with the JBSS contract packaging, innovation and operations teams for many years, and I am excited about the opportunity to leverage JBSS’ considerable sales and marketing resources to further grow the Squirrel Brand business. Since we have worked together for so long, I know that we will get off to a great start,” concluded Brent Meyer.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) uncertainty in economic conditions, including the potential for economic downturn; (xii) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xiii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiv) losses due to significant disruptions at any of our production

[2]

The estimated impact on income from operations for our fiscal 2017 referenced herein is unaudited, subject to certain management adjustments and estimates, and has not been prepared in accordance with Generally Accepted Accounting Principles (GAAP).

or processing facilities; (xv) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xvi) technology disruptions or failures; (xvii) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xviii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xix) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Sunshine Country®, Squirrel Brand® and Southern Style Nuts® brand names.